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SECURITIES AND EXCHANGE COMMISSION

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2021 Investor Presentation © Disney

Key 2020 Updates: Focus on Long-Term Strategy and Responsiveness to Shareholder Feedback Meaningful strategic advancements and strong performance During the past year we executed an important CEO transition from Bob Iger to Bob Chapek, made significant progress in realigning our media and entertainment businesses to accelerate our direct-to-consumer strategy, drove strong shareholder returns and took decisive action to address the challenges presented by the COVID-19 pandemic to our employees and our business FY 2020 Shareholder Engagement 12 of top 20 7 of top 10 Spoke with: Contacted: Continued responsiveness to shareholders on compensation Following multiple years of structural changes and reductions to Mr. Iger’s compensation in response to ongoing shareholder feedback, the Compensation Committee further responded to direct shareholder feedback in setting Mr. Chapek’s target compensation at a level meaningfully lower than Mr. Iger’s compensation and aligned with the 25th percentile of peers1 Commitment to diversity and inclusion and advancing ESG disclosures As part of the Board and senior management team’s commitment to advancing diversity and inclusion in our workforce and through our creation of content, we established six strategic pillars to guide our actions in these important areas. We also made meaningful progress in expanding ESG disclosures to include certain SASB metrics and committed to disclose EEO-1 data and sustainability goals 1. See note on slide 5

Strategic Acquisitions and Forward-Looking Strategy Have Driven Exceptional Shareholder Returns

Our Board and leadership team have a long history of overseeing and executing on investments in strategic, market leading content, delivering tremendous value to our shareholders

TOTAL SHAREHOLDER RETURN[1]

Outperformance of 505 percentage points vs. the S&P 500



(See Total Shareholder Return detail below)
PIXAR
JAN-24-06
DIS agrees to acquire Pixar
MARVEL
AUG-31-09
DIS signs agreement to acquire Marvel Entertainment
LUCASFILM Ltd
OCT-30-12
DIS agrees to acquire Lucasfilm
BAMTECH
AUG-08-17
DIS agrees to acquire majority ownership of BAMTech
21ST CENTURY FOX
hulu
INVESTOR DAY
FEB-24-2020
CEO transition from Mr. Iger to Mr. Chapek
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020



TOTAL SHAREHOLDER RETURN DETAIL
APR-11-19
DIS provides overview of new DTC strategy at Investor Day
21ST CENTURY FOX
MAR-20-19
DIS closes 21st Century Fox Acquisition
hulu
MAY-14-19
DIS announces assumption of full operational control of Hulu
FEB-24-20
CEO transition from Mr. Iger to Mr. Chapek
Record breaking performance over the past year despite the impact of the pandemic, driven by:
✓ Bob Chapek's leadership in driving execution of long-term strategy
✓ Bob Iger's oversight of the significant advancements of our creative endeavors
INVESTOR DAY
DEC-10-20
DIS updates DTC plans and previews content at Investor Day
July 2018
October 2018
March 2019
July 2019
October 2019
February 2020
June 2020
October 2020

Marks the CEO transition from Mr. Iger to Mr. Chapek

1. Reflects Total Shareholder Return from 9/30/2005 through 12/31/2020; DIS TSR of 824% vs. S&P 500 return of 319%

3

May 2020: Named new chairs of Direct-to-Consumer and International and Parks, Experiences and Products, both reporting to Mr. Chapek; restructured leadership team at Parks, Experiences and Products October 2020: Reorganized media and entertainment businesses to align to Mr. Chapek’s strategic goals of accelerating direct-to-consumer (“DTC”) strategy and centralizing distribution and commercialization activities December 2020: Hosted 2020 Investor Day focused on the Company’s DTC streaming services, with key developments including: Updated subscriber guidance given Disney+ performance post-launch Updates on DTC content, announcing a significant pipeline across numerous franchises resulting from close creative collaboration between Disney’s content creators and Bob Iger Company’s new management team leading our DTC efforts Significant progress on long-term strategic plan achieved through recent management, organizational and strategic updates driven by Bob Chapek and supported by the oversight of Bob Iger and the Board Continued Execution of Long-Term Strategy Supported by Leadership of our CEO and Executive Chairman Launched DTC in several key markets and drove unprecedented subscriber growth in the first year Increased subscribers at ESPN+ and Hulu Released compelling original content for Disney+ Created content for traditional theatrical release and linear networks Recent Management, Organizational and Strategic Updates Key Recent Accomplishments Throughout the year, Bob Chapek worked closely with each of our business leads to ensure strong execution of strategy across the Company. Bob Iger’s direction of the Company’s creative endeavors, which are the cornerstone of our strategy, has positioned Disney for long-term success and helped drive creation of shareholder value

History of Shareholder Engagement and Responsiveness Culminating in Significant Compensation Changes

The Compensation Committee made changes to prior CEO pay on multiple occasions between fiscal 2019 and fiscal 2020 as a result of shareholder feedback, including Say-on-Pay votes, and designed the new CEO compensation program with this feedback top of mind

SHAREHOLDER FEEDBACK		RESPONSIVE ACTIONS TAKEN
Enhance Performance Rigor. Mr. Iger's one-time performance-based equity award should have more rigorous performance criteria	**2018**	**Nov. 2018:** Made several changes to one-time equity award to enhance rigor, including **raising target performance to the 65th percentile and capping payouts.** Future performance-based equity awards also capped.
Reduce Pay Quantum. Increases in Mr. Iger's annual compensation going into effect after the closing of the TFCF transaction were too large	**2019**	**Mar. 2019:** Made several changes to annual compensation levels that **reduced total annual target compensation by $13.5M**
Reduce Pay Quantum. Mr. Iger's overall compensation levels remain high		**Dec. 2019:** Reduced Mr. Iger's overall compensation level by **eliminating $5M completion bonus**
Reduce Target CEO Compensation upon Succession. New CEO compensation should be reset closer to peer median	**2020**	**Feb. 25 2020:** 15 days before our 2020 annual meeting, Bob Chapek succeeded Bob Iger as CEO and the Compensation Committee **reduced target CEO pay by 29% (or $10M), placing him at the 25th percentile of peers**[1]
Reduce Overlapping Metrics in short- and long-term plan and consider adding a capital return measure to the long-term plan	**2021**	**FY 2021:** ROIC removed as annual bonus performance metric; included as a PBU* metric in the long-term plan

The cumulative effect of shareholder feedback over the past several years has led to direct changes to our CEO compensation structures to meaningfully reduce pay quantum, enhance performance rigor and reset CEO target compensation levels

**PBU = Performance-based restricted stock units (PBUs)*

1. Based on general industry peer group (GOOG, AAPL, T, CHTR, CSCO, CMCSA, DISCA, IBM, INTC, MSFT, NFLX, ORCL, VZ, VIAC) excluding CEOs with de-minimis total target compensation (FB, AMZN)

5

CEO Compensation Structure Remains Highly Performance-Based and Reflective of Business Evolution

OVERVIEW OF TARGET CEO COMPENSATION STRUCTURE EVOLUTION

	Bob Iger as CEO[1]		Bob Chapek as CEO[1]		Target Compensation Reduction
Base Salary	*Paid in cash; reflects job responsibilities and provides competitive fixed pay to balance performance-based risks*		*Paid in cash; reflects job responsibilities and provides competitive fixed pay to balance performance-based risks*		***$500k (17%)***
Annual Bonus	**Financial Performance** *(70%)*	**Adj. EPS** **Adj. Segment Operating Income** **Adj. ROIC** **Adj. After-Tax FCF**	**Financial Performance** *(70%)*	**Adj. Segment Operating Income** **Adj. After-Tax FCF** **Revenue**	***$4.5M (38%)***
	Other Performance Factors *(30%)*		**Other Performance Factors** *(30%)*		
Annual Equity Awards	**PBUs*** *(50%)*	**3-yr. cum. relative TSR** *(50% of PBUs)* **3-yr. relative Adj. EPS growth** *(50% of PBUs)*	**PBUs*** *(50%)*	**3-yr. cum. relative TSR** *(50% of PBUs)* **3-yr. ROIC** *(50% of PBUs)*	***$5M (25%)***
	Stock Options *(50%)*	4-year ratable vest	**Stock Options** *(25%)*	3-year ratable vest	
			Time-Vested RSUs *(25%)*	3-year ratable vest	

$10M (29%) target compensation reduction, aligning Mr. Chapek's target with the 25th percentile of industry peers[2]

**PBUs = Performance-based restricted stock units (PBUs)*

Enhancements to Structure for FY2021

- ✓ Changes to bonus metrics reflect importance of driving new and existing revenue growth, focus incentives on the remaining three key metrics, and remove ROIC duplication in bonus and equity plans
- ✓ Other performance factors will include **D&I as the highest weighted factor**

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1. Reflects Bob Iger's Fiscal 2019 annual target compensation structure and Bob Chapek's Fiscal 2021 annual target compensation structure
2. See note 1 on slide 5

With thoughtful consideration of ongoing shareholder feedback and the impact of the COVID-19 pandemic on our businesses, the Compensation Committee made meaningful adjustments to CEO and NEO pay in FY2020 The Compensation Committee thoughtfully evaluated CEO compensation as part of the succession planning process Mr. Chapek’s target compensation was set considerably below Mr. Iger’s compensation, aligning it with the 25th percentile of industry peers1 The Compensation Committee set Mr. Chapek’s LTI mix so that 50% of the award is comprised of PBUs In connection with his promotion to CEO, Mr. Chapek was granted a mix of PBUs*, restricted stock units and options (with majority in PBUs) to further align his target equity value with shareholder interests CEO Compensation Structure Compensation Committee Decisions Reflect Shareholder Feedback and COVID-19 Business Impact The Committee made several adjustments to executive pay in light of the impact of COVID-19, including a temporary reduction to NEO base salaries (or in the case of Mr. Iger, $0 salary through the end of the fiscal year)2 and awarding $0 bonuses to NEOs for fiscal 2020 despite achievement of certain performance metrics 38% of the performance-based restricted stock grant vesting in December 2020 was forfeited based on three-year TSR and EPS, as compared to the S&P 500 Performance-based restricted stock units granted in fiscal 2020 also resulted in no value related to the first year of the ROIC portion of the grant NEO Compensation Results *PBU = Performance-based restricted stock units (PBUs) 1. See note 1 on slide 5 2. Effective with the payroll period commencing April 5, 2020

Highly Qualified Board of Directors Provides Strong Oversight

Our Directors bring a diverse range of knowledge, perspective and experience from renowned global organizations



Robert A. Iger
Chairman of the Board and Executive Chairman



Robert A. Chapek
Chief Executive Officer, The Walt Disney Company



Susan E. Arnold
Independent Lead Director, Gov. and Nom. Committee Chair
Op. Executive, The Carlyle Group



Mary T. Barra
Chairman and Chief Executive Officer, General Motors



Safra A. Catz
Audit Committee Chair
Chief Executive Officer, Oracle



Francis A. deSouza
President and Chief Executive Officer, Illumina, Inc.



Michael B. G. Froman
Vice Chairman and President, Strategic Growth, Mastercard, Inc.



Maria Elena Lagomasino
Compensation Committee Chair
CEO and Managing Partner, WE Family Offices



Mark G. Parker
Executive Chairman, Nike, Inc.



Derica W. Rice
Former President, CVS Caremark and former EVP, CVS Health

Diverse Perspectives

60%

Of Directors are gender or racially/ethnically diverse; all four committee chairs are women[1]



4
40%
of Directors are women
6



Asian & Black
Black
Latina
1
1
1
7
30%
of Directors are racially / ethnically diverse

Active Refreshment

6 years

Average Director Tenure



3
5
2
<3 yrs
3-7 yrs
7+ yrs

Strategy & Risk Oversight

- The Board maintains an active dialogue with management and plays an **integral role in oversight of the strategic direction of our business**
- Our Directors **assess major risk factors relating to the Company and its performance**, such as cybersecurity and data privacy, and review measures to mitigate identified risks
- Each of the Board's committees also addresses risks that fall within its areas of responsibility

1. Susan Arnold also chairs the Executive Committee

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Media and Entertainment Businesses Parks, Experiences and Products Accelerated Disney+ debuts of Disney’s Frozen II, Pixar's Onward, Star Wars: The Rise of Skywalker; added Mulan, Hamilton and Soul In the absence of live sports, released ESPN’s 10-part docuseries The Last Dance 2 months early and rolled out 3 new films as part of the 30 for 30 series Continued to deliver virtual viewings of park experiences directly into people’s homes and responsibly reopened parks in accordance with CDC guidelines Leveraged our properties for various purposes, including use by sporting leagues such as the NBA and MLS Disneyland parking lot used as Orange County’s first mass vaccination site, with more than 100,000 doses administered to date In the midst of a global pandemic, Disney’s leadership team took steps to protect the Company’s long-term interests, continued to deliver entertainment and news when people needed it the most and made decisions important to our Company’s future success Decisive Actions Taken to Support Ongoing Operations Throughout COVID-19 Significant increase of cash balances through issuance of senior notes; entered additional $5B credit facility Suspension of certain capital projects and reduction of certain discretionary expenditures Decision to forgo fiscal 2020 dividends given limited visibility and prioritization of DTC investments Innovative and disciplined decisions made across business lines (see below)

COVID-19: Prioritizing Employees, Guests and Communities Our primary concern throughout the COVID-19 pandemic has been, and continues to be, the health, safety and well-being of our employees, guests and local communities PROTECTING EMPLOYEES AND GUESTS Throughout the pandemic, we have offered training, tools and resources to support our employees including: Coverage of all testing and treatment under all medical plans at no cost to employees/dependents Bolstered and enhanced free mental and behavioral resources for employees and their families, including on-demand access to the Employee Assistance Program Expanded child and elder care support programs and provided a variety of tools and educational resources for parents Implemented policies to address employee pay, leave and benefits for those directly affected by COVID-19 Constructed reopening strategies and practices to implement science-based, responsible health and safety protocols for employees, productions and guests Promoted health and safety of employees as follows: Transitioned to a remote working environment at the onset of the pandemic Provided extensive training on new safety measures and policies Increased frequency of cleaning in work areas and new protocols for temperature checks and face coverings Implemented innovative technology solutions to minimize contact and promote physical distancing SUPPORTING OUR LOCAL COMMUNITIES Provided almost $27 million of in-kind support for communities with donations of PPE, food and consumables Donated more than 270 tons of excess food to local food banks following temporary park closures Donated 100,000+ N95 masks to hospitals and communities Provided on-air content and PSAs on our media networks to raise awareness of health and safety guidelines and the rising issue of food insecurity Partnered with MedShare to distribute face masks to children and families in vulnerable communities across the US Focused on providing over 150 interns the opportunity to work virtually, creating a strong pipeline of diverse talent with over 50% of the interns receiving a Disney employment offer

Overview of Disney’s Holistic ESG Governance An ongoing area of Board focus is oversight of the Company’s corporate social responsibility strategy and the Company’s efforts to promote a long-term sustainable business Our CSR report will be published in fiscal Q2 2021 Direct leadership by C-Suite, including CFO, CHRO, and General Counsel in close coordination with CEO and business segment leaders in executing on our ESG priorities Regular reporting to full Board and committees from relevant members of the management team on priority issues and specific inquiries Ongoing assessments of priority ESG issues that consider internal and external stakeholder views, business impact and evaluate opportunities to support our communities Committed to measureable goals for 2030 across Greenhouse Gas Emissions, Water, Waste, Materials and Sustainable Design to maintain accountability against our sustainability strategy The Board delegated oversight of workforce equity matters to the Compensation Committee and the Company intends to disclose EEO-1 data for calendar years 2019 and 2020 Enhanced transparency by providing certain disclosures aligned with the SASB framework NEW NEW NEW Disney’s approach to ESG Governance promotes thoughtful representation of stakeholder interests and is responsive to investor feedback

Fostering a Diverse & Inclusive Workplace Six Aspirational Pillars of our Approach to Diversity & Inclusion Committed to increasing available data regarding diverse representation across the company, and urging business leaders to deliver this information to their teams Intending to disclose EEO-1 data for calendar years 2019 and 2020 Transparency 1 Sponsored several initiatives to support increased representation of people of color Leveraged The Black Employee Experience, led by Mr. Chapek, to evaluate how we are meeting career needs for Black and African American employees Representation 3 Created the CEO Diversity & Inclusion Council, chaired by Mr. Chapek, that is charged with implementing our action plans and evaluating their effectiveness Delegated oversight of workforce equity issues to the Compensation Committee Accountability 2 Pledged $5 million to existing and new nonprofit organizations, including the NAACP, that support Black communities, advance social justice, and create access and opportunities for underrepresented youth Created a new goal for our charitable giving such that 50% or more of our charitable giving will be directed to programs serving underrepresented communities Community 4 Launched a Creative Inclusion Council, championed by Mr. Iger, to scale our Company's best practices and inclusive content practices across our businesses, increase cultural competency and connection in our storytelling and drive long-term market relevancy Content 5 Harness a unifying brand - Reimagine Tomorrow - and conversation series to drive brave, meaningful change across the Company and support leaders and employees in navigating complex issues in our communities and workplace Champion 75+ Business Employee Resource Groups for employees to network and connect with peers, acquire new skills and drive cross-cultural business innovation Culture 6

Unparalleled Commitment to Our Employees

We prioritize the health and well-being of our employees and their families so that they can bring their best to work each day. Through the challenges of the global pandemic and social unrest that occurred in 2020, Disney leaders and employees showed incredible resilience and dedication, helping one another bring their full selves to work and deliver the magic of Disney in new and innovative ways.


Competitive Pay

Offer **market-competitive pay** and reward outstanding performance

Provide all U.S. Disney Parks & Resorts hourly employees with a **minimum of $15/hour by the end of calendar year 2021**


Well-being

Offer **leading, affordable, and customizable benefits** for full-time employees

Provide **onsite physical and mental health facilities and pharmacies**

Deliver competitive **family planning and behavioral health benefits and resources**


Flexibility & Family Support

Provide **care time, parental and medical leave** to accommodate family needs

Reimagine **flexible, remote-working** environments

Support parents with **access to childcare centers**, enhanced back-up care choices, and a variety of parenting resources


Community & Social Impact

Contribute to and care for the community through various social impact programs, including VoluntEARS, employee matching gifts, and Heroes Work Here


Professional & Personal Development

Innovate our approach around **virtual learning environments**

Develop leaders through **unique development experiences**

Invest in US hourly employees to obtain an **education at no-cost** through Disney Aspire belong
The Walt Disney Company
Diversity & Inclusion

Unlock opportunities for underrepresented storytellers and business leaders across our family of brands

Foster and fuel representation, understanding, and a sense of belonging for our workforce

13

https://www.thewaltdisneycompany.com/about/#policies https://thewaltdisneycompany.com/app/uploads/2020/07/Political-Disclosure-Archive-2020.pdf https://thewaltdisneycompany.com/app/uploads/2020/07/Political-Giving-and-Participation-in-the-Formulation-of-Public-Policy-2020.pdf https://thewaltdisneycompany.com/app/uploads/2020/07/2019_US-Trade-Associations.pdf Shareholder Proposal on Lobbying Policies and Activities Disclosure is Unnecessary and Would Create Redundancies The Board recommends that you vote AGAINST this proposal. We believe additional disclosures in this regard would not be an efficient use of resources in light of our existing lobbying policies and disclosures Shareholder proposal: Requests the Company prepare an annually-updated report disclosing additional information regarding lobbying activities The Company provides significant disclosure regarding political and lobbying activities and maintains a strict internal review and oversight process Discloses details of contributions to candidates for office on a semi-annual basis, available on the Company’s website Provides reports detailing issues the Company lobbied on, the houses of Congress and federal agencies lobbied and total amounts expended during each calendar quarter on federal lobbying activities and the portion of trade association payments that are used for federal lobbying as disclosed to the Company Disclosure of payments to trade associations are bucketed by contribution increment levels in order to provide a more granular level of detail to shareholders All political contributions have been approved by the Company’s Government Relations team, and the full scope of political contributions activity is reviewed by the Governance and Nominating Committee of the Board annually The Company has been responsive to shareholder suggestions for enhanced disclosure In response to shareholder feedback after the 2018 Annual Meeting, the Board enhanced the Company’s lobbying disclosure by expanding its scope and disclosing the expanded policy which includes: Annual disclosure of information regarding our membership in U.S.-based industry and trade associations Annual dues the Company paid to these trade associations The percentage each trade association has indicated to us was used for lobbying activities The Company continues to be recognized as a leader in political disclosure and practices In 2020 and 2019, the Center for Political Accountability’s Zicklin Index of Corporate Political Disclosure and Accountability ranked Disney among the First Tier of S&P 500 companies In January, the Company committed not to make political contributions in 2021 to members of Congress who objected to certification of state electoral college votes immediately following violence associated with the January 6 insurrection at the Capitol Shareholders have not expressed support for this proposal, despite appearing on our ballot multiple consecutive years This is the sixth year this proposal has been submitted; it has continuously failed to obtain majority support Sources of Policies and Additional Policies

https://thewaltdisneycompany.com/about/#policies https://thewaltdisneycompany.com/app/uploads/2020/02/Corporate-Governance-Guidelines-2020.pdf Shareholder Proposal on the Inclusion of Non-Management Employees on Director Nominee Candidate Lists is Unnecessary and Would Undermine Independence The Board recommends that you vote AGAINST this proposal as the Governance and Nominating Committee’s thorough process of evaluating potential director candidates already ensures a diversity of perspectives, and the addition of non-management employees would decrease the level of independence on the Board Shareholder proposal: Requests the initial list of candidates from which new director nominees are chosen to include non-management employees The Governance and Nominating Committee follows a thorough process of evaluating potential director candidates to ensure diversity of perspectives The Committee’s criteria takes into account a variety of factors, including the range of talents, experiences and skills to reflect the diversity of the Company’s shareholders, employees, customers and communities The proposal would supersede the careful judgement of the Board as to the criteria that should be reflected in a director candidate pool and undermine the Committee’s flexibility, which is particularly important in light of the scope and complexity of the business A substantial majority of independent Directors has always been an important policy of the Board of Directors Non-management employee directors would decrease the proportion of independent Directors and thereby make it more challenging for the Company to meet applicable NYSE Listed Company Rules and SEC rules The proposal would also decrease the proportion of external, independent perspectives on the Board The proposal is misleadingly couched in terms of achieving greater diversity At present, the Company’s current Board already offers diverse skillsets and professional backgrounds, as well as gender and ethnic and racial diversity Sources of Policies and Additional Policies

Cautionary Note on Forward Looking Statements Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include expectations regarding future business or financial performance, goals, future programs or disclosures and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements. Actual events may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, as well as from developments beyond the Company’s control, including changes in competitive conditions; consumer preferences; international, political, regulatory, health concern and military developments; and changes in domestic and global economic conditions that may affect our businesses generally. Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 under Item 1A, “Risk Factors”, Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and in subsequent reports.